Exhibit 99.1

Strategos, Inc.

Consolidated Financial Statements

December 31, 2007

Board of Directors

UTEK Corporation and Subsidiaries

Tampa, Florida

INDEPENDENT AUDITOR’S REPORT

We have audited the consolidated balance sheet of Strategos, Inc. and Subsidiary as of December 31, 2007, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the year then ended. The consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Strategos Europe Limited, a wholly owned subsidiary, which statements reflect total assets and liabilities constituting 34% and 41% in 2007, and total revenues and expenses constituting 22% and 19%, respectively, of the related consolidated totals for the year ended December 31, 2007. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Strategos Europe Limited, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required at this time to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we do not express such an opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditor provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Strategos, Inc. and Subsidiary as of December 31, 2007, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

September 29, 2008

Strategos, Inc.

Consolidated Balance Sheet

December 31, 2007

ASSETS
Current Assets
Cash and cash equivalents	$1,310,440
Accounts receivable	904,292
Costs and estimated earnings in excess of billings on uncompleted contracts	82,713
Other receivables	183,611
Prepaid expenses	45,307
Deferred income taxes	63,810

Total current assets	2,590,173

Investments	35,675

Property and equipment, net	48,569

Other assets, net	31,295

Total assets	$2,705,712

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$145,399
Billings in excess of costs and estimated earnings on uncompleted contracts	214,692
Accrued expenses	547,224
Deferred revenue	289,784

Total current liabilities	1,197,099
Convertible notes payable to stockholders	600,000

Total liabilities	1,797,099

Commitments and Contingencies

Stockholders’ Equity
Common stock, no par value; 50,000,000 shares authorized; 3,959,999 shares issued and outstanding	49,883
Accumulated other comprehensive loss	(184,911)
Retained earnings	1,043,641

Total stockholders’ equity	908,613

Total liabilities and stockholders’ equity	$2,705,712

See Notes to Consolidated Financial Statements

Strategos, Inc.

Consolidated Statement of Operations and Comprehensive Income

For the Year Ended December 31, 2007

Revenue	$10,731,625

Operating Expenses
Salaries and related expenses	10,217,814
Facility rent	107,119
Marketing and advertising expenses	244,734
Other general and administrative	631,339
Depreciation and amortization	37,731

11,238,737

Loss from Operations	(507,112)

Other Income (Expense)
Interest income, net	35,000
Other income (expense), net	(861)

Loss Before Income Tax Benefit	(472,973)
Income Tax Benefit	111,790

Net Loss	$(361,183)

STATEMENTS OF COMPREHENSIVE INCOME

Net Loss	$(361,183)

Other Comprehensive Income
Foreign currency translation adjustment	4,696

Comprehensive Loss	$(356,487)

See Notes to Consolidated Financial Statements

Strategos, Inc.

Consolidated Statement of Stockholders’ Equity

For the Year Ended December 31, 2007

	Common Stock		Accumulated Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balances, December 31, 2006	5,469,166	$73,558	$(189,607)	$1,521,915	$1,405,866
Prior period adjustment (see note 10)	—	—	—	47,880	47,880

Balances as restated, December 31, 2006	5,469,166	$73,558	$(189,607)	$1,569,795	$1,453,746
Stock repurchase	(1,509,167)	(23,675)	—	(164,971)	(188,646)
Foreign currency translation adjustment	—	—	4,696	—	4,696
Net loss	—	—	—	(361,183)	(361,183)

Balances, December 31, 2007	3,959,999	$49,883	$(184,911)	$1,043,641	$908,613

See Notes to Consolidated Financial Statements

Strategos, Inc.

Consolidated Statement of Cash Flows

For the Year Ended December 31, 2007

Cash Flows from Operating Activities
Net loss	$(361,183)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization	37,731
Deferred income taxes	136,070
Changes in operating assets and liabilities:
Accounts receivable	1,200,834
Costs and estimated earnings in excess of billings on uncompleted contracts	282,540
Other receivables	(142,436)
Prepaid expenses	238,189
Accounts payable and accrued expenses	(2,107,223)
Billings in excess of costs and estimated earnings on uncompleted contracts	(74,993)
Deferred revenue	102,598

Net cash flows from operating activities	(687,873)

Cash Flows from Investing Activities
Purchase of property and equipment	(24,932)
Deposits and other assets	(3,475)

Net cash flows from investing activities	(28,407)

Cash Flows from Financing Activities
Repurchase of common stock	(188,646)

Net cash flows from financing activities	(188,646)

Foreign currency translation adjustment	4,696

Net increase in cash and cash equivalents	(900,230)
Cash and Cash Equivalents, beginning of the year	2,210,670

Cash and Cash Equivalents, end of the year	$1,310,440

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$156,000

Cash paid for interest	$122,000

See Notes to Consolidated Financial Statements

Strategos, Inc.

Notes to Consolidated Financial Statements

1.	Nature of Business

Strategos, Inc. (the “Company” or “Strategos”) was incorporated in California on February 1, 1995. The Company provides long-term business and strategic consulting services focused on innovation as the catalyst for creating growth and new business models. The Company markets its services primarily to Global 1000 companies, and has its main office in Chicago, Illinois. In addition, the Company owns 100% of London-based Strategos Europe Limited (the “Subsidiary”) from which it serves customers in Europe.

On February 26, 2008, the Company entered into a Stock Purchase Agreement with UTEK Corporation (“UTEK”), pursuant to which UTEK agreed to potentially issue 1,248,960 shares of its unregistered common stock, valued at $15 million as of such date, to Strategos, Inc. Prior to the acquisition, the Company transferred substantially all of its operating assets and liabilities to a newly formed company, Carmi, Inc., a Florida corporation, which was formed to own all of the issued and outstanding capital stock of the Company. The assets and liabilities of Strategos Europe Limited were not transferred to Carmi, and accordingly, UTEK did not purchase this subsidiary.

On April 17, 2008, pursuant to the Stock Purchase Agreement, UTEK purchased Carmi, Inc., a 100% owned subsidiary of Strategos, Inc. Pursuant to the Stock Purchase Agreement, UTEK delivered one third of the UTEK shares to Strategos, Inc. The remaining UTEK shares were delivered to an escrow agent, to be released in two installments, 12 and 24 months after closing. Delivery of the escrowed shares to Strategos, Inc. will be dependent on the achievement of specific revenue targets for 2008 and 2009. If such targets are not met, a portion of the escrowed shares will be returned to UTEK.

2.	Significant Accounting Policies

Principles of Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned Subsidiary. All material intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition:

The Company recognizes revenues in accordance with Statement of Position 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. Accordingly, revenues on fixed fee contracts are recognized under the percentage-of-completion methods of accounting, whereby contract revenues are recognized on a pro rata basis based upon costs incurred to date compared to total estimated contract costs. In cases where losses are estimated to be incurred upon completion of contracts, the full provision for such losses is charged to operations when they become known. In addition, some of the Company’s contracts provide for substantial contingent fees if future performance milestones are successfully met. Contingent fees are recorded based on the Company’s estimate of the likelihood of reaching future performance milestones.

Revenues from the sale of subscriptions to the Company’s database are generally received in the form of cash, which is initially deferred and subsequently recognized ratably over the term of the subscription, which is typically one year.

Strategos, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Cash and Cash Equivalents:

Cash and cash equivalents include all cash balances and highly liquid investments purchased with remaining maturity dates of three months or less. The Company maintains cash and cash equivalent account balances with major financial institutions in the United States and the United Kingdom, which at certain times exceed federally insured limits for accounts in the United States. Deposits with these institutions may be redeemed on demand, and therefore, bear minimal risk.

Investments:

In 2000, the Company entered into a $20,000 convertible note receivable with Bamboo Pipeline, Inc. (“Bamboo”) (a private company). The convertible note included interest at 10% per annum and was due on November 30, 2001. The Company also received a warrant to purchase 4,100 shares of Bamboo common stock at $0.06 per share. In June 2001, in connection with the issuance of Bamboo’s Series A preferred stock, the note receivable was converted in 47,680 shares of Series A preferred stock. During 2005, the warrants were exercised, and as of December 31, 2007, the Company owns 73,810 shares of Bamboo common stock carried at approximately $29,000, which is included in investments. As Bamboo has no readily determinable market value, the Company carries this investment at cost. The Company periodically reviews the investment for impairment. During 2007, there were no impairment charges related to this investment.

Property and Equipment:

Property and equipment are stated at cost. The Company capitalizes all leasehold improvements, furniture and fixtures of $500 or more, and computers and office equipment of $1,000 or more. Expenditures for repairs and maintenance are expensed as incurred. Depreciation is recorded using the straight-line method over estimated useful lives ranging from three to seven years. When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Advertising:

Advertising costs are expensed when incurred. Advertising expense for the year ended December 31, 2007 was approximately $245,000.

Income Taxes:

Income taxes are accounted for using the asset and liability approach. Deferred income taxes reflect the expected effect on future income taxes of the temporary differences between the amounts at which assets and liabilities are recorded for financial reporting purposes and the amounts recorded for income tax purposes. Deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which taxes become payable or tax benefits are expected to be received. Deferred income taxes are classified as current or non-current based on the classification of related assets and liabilities giving rise to the temporary differences.

Fair Value of Financial Instruments:

At December 31, 2007, the carrying value of the Company’s financial instruments approximates fair value due to the short-term nature of the assets and liabilities.

Strategos, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company’s cash in the United States is invested with one bank and is federally insured up to $100,000. The Company generally does not require collateral on accounts receivable, as a majority of the Company’s customers are large, well-established companies. The Company provides reserves for credit losses on a case-by-case basis. Credit losses have historically been minimal and no allowance was provided against accounts receivable at December 31, 2007, as all receivables were considered to be collectible.

The Company had two major customers during 2007. Major customers (those generating greater than 10% of annual revenues) accounted for approximately 47% of the Company’s sales during 2007. Major customers accounted for approximately 27% of accounts receivable at December 31, 2007.

Foreign Currency Translation:

The Company’s foreign subsidiary located in the United Kingdom maintains its accounting records in the British Pound. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation, all assets denominated in foreign currency are translated using exchange rates in effect at the end of the year. The resulting cumulative translation adjustments are presented as a separate component of stockholders’ equity as accumulated other comprehensive loss. Foreign currency transaction gains and losses are recorded as other income and expense in the consolidated statement of operations.

Comprehensive Income:

The Company has adopted SFAS No. 130 Reporting Comprehensive Income. Under SFAS No. 130, the Company is required to report comprehensive income or loss, which includes the Company’s net income (loss) as well as changes in equity from other sources. In the Company’s case, the other change in equity included in comprehensive loss is the cumulative foreign currency translation adjustment.

Accounting for Impairment of Long-Lived Assets:

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment charge is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value less cost to sell.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenues and expenses in the financial statements and accompanying notes. Accordingly, actual amounts could differ from those estimates. Significant estimates contained in these consolidated financial statements include amounts related to estimated costs in excess of billings and billings in excess of costs on uncompleted projects as well as estimated contingent fees. For the year ended December 31, 2007, revenue did not include any estimated contingent fees.

Strategos, Inc.

Notes to Consolidated Financial Statements

2.	Significant Accounting Policies (continued)

Stock-Based Compensation:

Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), Share-Based Payment, and elected to use the modified prospective transition method and the Black-Scholes valuation model to account for stock option grants. Prior to the adoption of SFAS 123(R), the Company accounted for stock option grants using the intrinsic value method prescribed in APB Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly, recognized no compensation expense for stock option grants.

Under the modified prospective approach, compensation cost for the year ended December 31, 2007 would include compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Prior periods were not restated to reflect the impact of adopting the new standard and there is no cumulative effect.

Recent Accounting Pronouncements:

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has not adopted the fair value provisions of SFAS No. 159 for any of its assets or liabilities, and therefore, there is no effect on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) changes the way that companies account for business combinations. More assets and liabilities assumed will be measured at fair value as of the acquisition date; liabilities related to contingent consideration will be remeasured at fair value in each subsequent reporting period; and an acquirer will expense acquisition-related costs as opposed to capitalizing them. SFAS No. 141(R) is effective for business combinations consummated in fiscal years beginning subsequent to December 15, 2008 with no early adoption permitted. The adoption of SFAS No. 141(R) will not have a significant impact, if any, on the Company’ results of operations or financial position.

Other recent accounting pronouncements issued by the FASB (including its EITF) and the AICPA did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

3.	Balance Sheet Detail

Property and Equipment:

Property and equipment consist of the following at December 31, 2007:

Computers and equipment	$179,332
Furniture and fixtures	159,331

$338,663
Less accumulated depreciation and amortization	(290,094)

$48,569

Strategos, Inc.

Notes to Consolidated Financial Statements

3.	Balance Sheet Detail (continued)

Other Assets:

Other assets consist of the following at December 31, 2007. Trademarks are being amortized over fifteen years.

Trademarks	$39,097
Less: accumulated amortization	(18,592)

$20,505
Office lease deposits	10,790

$31,295

Future amortization expense for the five fiscal years and thereafter subsequent to December 31, 2007 is as follows:

For the year ended December 31:

2008	$2,491
2009	2,491
2010	2,491
2011	2,417
2012	2,343
Thereafter	8,272

$20,505

4.	Contracts in Progress

Uncompleted contracts as of December 31, 2007 are summarized as follows:

Costs incurred on uncompleted contracts	$283,146
Estimated earnings on uncompleted contracts	199,580

$482,726
Less: billings to date	(614,705)

$(131,979)

Costs and estimated earnings on uncompleted contracts	$82,713
Billings in excess of costs and estimated earnings on uncompleted contracts	(214,692)

$(131,979)

Strategos, Inc.

Notes to Consolidated Financial Statements

5.	Convertible Notes Payable to Stockholders

During 2001, the Company borrowed approximately $1,250,000 in working capital loans from eight key employees/stockholders. During 2006, the notes were fully repaid as the Company borrowed $600,000 in working loans from six key employees/stockholders. The notes bear interest at 20% and all principal and unpaid interest are due December 2010. The notes are convertible to common stock at a price of $0.08 per share upon a merger or acquisition of the Company. As of the note date or commitment date, there was no beneficial conversion feature associated with the conversion option. At December 31, 2007, convertible notes payable to shareholders totaled $600,000. At December 31, 2007, the convertible notes were classified as non-current, as the notes were converted to common stock upon the acquisition described in Note 1.

6.	Stockholders’ Equity

During 2007, the Company repurchased 1,509,167 shares of common stock from its shareholders for $188,646. The Company then retired these shares. Accordingly, the Company recorded the retirement based on the par value method with the original basis of the common stock decreased and the excess paid to retire the shares decreasing retained earnings.

7.	Stock Option Plan

In June 2003, the Company adopted the 2003 Stock Plan (the Plan). Under the Plan, the Company may issue options to purchase common stock to employees, directors, and consultants. Options granted under the Plan may be incentive stock options or nonqualified stock options. Incentive stock options (ISO’s) may be granted only to Company employees, consultants and directors. Nonqualified stock options (NSO’s) may be granted to employees, directors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term, and the exercise price. Options are to be granted at an exercise price not less than 100%, or 85% of fair market value for an NSO. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair market value. Options granted to officers, directors and consultants are immediately exercisable. The vesting periods for all other employees are 20% per year over five years from the grant date. The term of the options is no longer than five years for ISO’s for which the grantee owns greater than 10% of the voting power of all classes of stock and no longer than ten years for all other options. Under the Plan, the Company reserved 15,000,000 shares of common stock, and as of December 31, 2007, 6,650,000 options are available for grant.

On January 1, 2006, the Company adopted the provisions of SFAS 123(R), at which time all outstanding stock options were fully vested. In accordance with the adoption provisions of SFAS 123(R), there was no compensation expense related to these options.

The Company did not have any stock option grants during either 2007 or 2006. The Company had no compensation expense related to stock options in accordance with SFAS 123(R) during these two years. Consequently, there was no impact on cash flows from operating, investing or financing activities for 2007.

Net cash proceeds from the exercise of stock options were approximately $0 for the year ended December 31, 2007. There was no compensation cost related to stock options or tax benefits from the exercise of common stock options for the year ended December 31, 2007. At December 31, 2007, there was no unrecognized compensation cost related to stock options.

Strategos, Inc.

Notes to Consolidated Financial Statements

7.	Stock Option Plan (continued)

The following table represents stock option activity as of and for the year ended December 31, 2007:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value
Options Outstanding, December 31, 2006	8,350,000	0.02	7.67 years
Exercised	—			$—
Cancelled	—

Options Outstanding, December 31, 2007	8,350,000	$0.02	6.67 years	$—

Options Exercisable, December 31, 2007	8,350,000	$0.02	6.67 years	$—

All outstanding options are currently exercisable at an exercise price of $0.02 and have a remaining contractual life of approximately 6.7 years at December 31, 2007. Related to the acquisition described in Note 1, all of the above outstanding stock options were exercised.

8.	Income Tax Benefit

The provision for income tax benefit consists of the following at December 31, 2007:

Current
Federal	$(155,000)
State	(16,354)
Foreign	—

$(171,354)

Deferred:
Federal	$54,000
State	5,564

59,564

Income tax benefit	$(111,790)

The components of the Company’s current deferred income tax assets are as follows at December 31, 2007:

Net operating loss carryovers	$—
Accrued Expenses	7,838
Job Contracts	49,664
Other	6,308

Deferred tax asset	$63,810

Strategos, Inc.

Notes to Consolidated Financial Statements

8.	Income Tax Expense (continued)

The reconciliation of the Company’s effective tax rate on income before income taxes to the statutory federal and state income tax rates consists primarily of the inclusion of foreign tax credits for 2007. During 2007, the Company wrote-off all foreign tax credits, as the Company determined that the related asset would not be utilized. The reconciliation of the Company’s effective tax rate on income before income taxes to the statutory federal and state income tax rates consists primarily of the write-off of the foreign tax credit and state income tax expense for 2007. Related to Strategos Europe Limited, the Company had approximately $60,000 in net operating loss carryforwards (see Note 1).

A reconciliation of the differences between the effective income tax rate and the statutory federal rate is as follows:

Tax at U.S. statutory rate	$(160,811)

Foreign tax credit	61,837
State taxes, net of federal benefit	(16,651)
Other	3,835

$(111,790)

9.	Commitments and Contingencies

Stock Purchase Agreements:

In 1995, the Company’s Board of Directors authorized the sale of common stock to certain founders and employees of the Company, subject to restricted stock purchase agreements. Under the agreements, all shares of common stock, including stock issued in subsequent years, vest over a three-year period. Unvested shares are subject to repurchase at the original issuance price. At December 31, 2007, no shares issued under the stock purchase agreements are subject to repurchase by the Company.

Profit Sharing Plan and Trust:

The Company sponsors a defined contribution profit sharing plan. Eligible employees must be at least 18 years old, employed for six months, and have worked at least 1,000 hours. Eligible employees become fully vested in the plan after two years. The profit sharing is funded quarterly at 5% of earnings. In addition, the Company has one annual funding that is at the discretion of the Board of Directors. Total contributions to the plan were approximately $860,000 for the year ended December 31, 2007. This plan is being terminated in 2008 as a result of the acquisition described in Note 1.

Operating Lease:

The Company leases office space under a non-cancelable operating lease agreement that expires September 30, 2011. The lease requires the Company to pay monthly rent subject to annual increases based on the consumer price index, plus certain operating expenses. Rent expense was approximately $107,000 for the year ended December 31, 2007.

Future minimum lease payments under the non-cancelable lease are as follows at December 31, 2007:

For the year ended December 31:

2008	$97,000
2009	98,000
2010	100,000
2011	75,000

$370,000

10.	Prior Period Adjustment

During 2007, a prior period adjustment related to current and deferred income taxes in 2006 was recorded, which would have increased net income and retained earnings for the year ended December 31, 2006 by approximately $48,000.